EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Travelzoo Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-121076 and 333-119700) and on Form S-8 (No. 333-116093) of Travelzoo Inc. of our report dated January 22, 2005, with respect to the consolidated balance sheets of Travelzoo Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K of Travelzoo Inc.

/s/ KPMG LLP

Mountain View, California
March 30, 2005